EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Lantronix, Inc. on Form S-8 of our report, dated September 20, 2005, relating to the consolidated financial statements and financial statement schedule, appearing in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2005.

/s/ McGladrey & Pullen, LLP
Irvine, California
October 25, 2005